N E W S R E L E A S E

Atmel Chief Executive Officer Steven Laub to Retire

SAN JOSE, Calif., May 6, 2015 - Atmel® Corporation (NASDAQ: ATML), a leader in microcontroller and touch solutions, today announced that the Company’s President and CEO, Steven Laub, has decided to retire as an officer and director as of August 31, 2015. He will continue to serve in his current capacities while an orderly leadership transition is accomplished.

“On behalf of the entire board, I want to express our appreciation to Steve for his strong and effective leadership and countless contributions to Atmel,” said David Sugishita, chairman of the board. “He has guided Atmel through an extraordinary positive transformation of our businesses and operating model, built a strong leadership team and positioned Atmel for a bright future.”

“It has been a privilege to serve as Atmel’s CEO during the past nine years,” Laub said. “I am extremely proud of the accomplishments that Atmel’s exceptional management team and employees have achieved. With the company generating sustainably higher profitability and positioned to lead in the high growth IoT, wireless and security markets, I believe it is a good time to transition to new leadership. I will work closely with the board to ensure a seamless transition.”

The board of directors will conduct the process to choose Laub’s successor and will consider internal and external candidates for the position.

About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, capacitive touch solutions, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry's broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with intelligent and connected solutions focused on the industrial, automotive, consumer, communications, and computing markets.

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